Exhibit 10.16

SECONDMENT AGREEMENT
This SECONDMENT AGREEMENT (this “Agreement”) is dated as of December 16, 2025, between JAB Partners UK Ltd. (the “Employer”) and Coty Management BV (the “Company” and together with Employer, the “Parties” and each of them a “Party”).
RECITALS
WHEREAS, Employer currently employs Gordon von Bretton (the “Seconded Employee”); and
WHEREAS, the Company desires to secure the services of the Seconded Employee and Employer is willing to second the Seconded Employee to the Company, effective October 1, 2025 on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions and provisions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1

DEFINITIONS
1.01Certain Defined Terms.
(a)“Cause” means any non-arbitrary reason including violation of any Employer or Company policy or any applicable law.
(b)“Confidential Information” means all confidential, proprietary or nonpublic information, ideas, designs, concepts, techniques, methods, processes, plans, strategies, know-how, materials and documents in any form or medium (including, without limitation, oral, written, tangible, intangible or electronic) relating to or concerning the past, current or future business, products, services, activities or operations of the Company, including, without limitation, (i) all information relating to or concerning (A) internal business information of the Company (including, without limitation, information relating to strategic plans or practices, business, accounting, financial or marketing plans, practices or programs, training practices or programs, salaries, bonuses, incentive plans or other compensation and benefits information or accounting and business methods); (B) information related to any of the Company or its direct or indirect subsidiaries (the Company Group’s systems, infrastructure, analytics, designs, platforms, architecture, configurations, integrations, technical capabilities, payment technology and other proprietary rights, (C) identities of, individual requirements of, specific contractual arrangements with, or information about, any member of the Company Group’s vendors or any member of the Company Group’s clients or prospective clients, including any designs, processes, specifications, proprietary rights, pricing and contractual terms; (D) advisory contracts and other client agreements; (E) industry research compiled by, or on behalf of any member of the Company Group, including, without limitation, identities of potential customers, developers, potential new hires, acquisition targets or transaction sources identified by, or on behalf of, the Seconded Employee or any member of the Company Group; (F) compilations of data or analyses, processes, methods, track and performance records, data or data bases relating thereto; (G) information related to the intellectual property of any member of the Company Group, including updates of any of the foregoing; (H) investment methodologies, business plans, operational methods, and fund raising plans and strategies, and (I) the investment performance of any investment strategy. In addition to, and without limiting any of the foregoing, “Confidential Information” shall also include all data and other information that any member of the Company Group or its customers has identified as “confidential.” Notwithstanding the foregoing, “Confidential Information” shall not include such portions of any information that are or become generally known to and available for use by the public other than as a result of any act or omission by the Employer or otherwise as a result of the Company’s breach of any term or condition of this Agreement.
(c)“Indemnitee” means each Party’s applicable direct or indirect equityholders, parents, subsidiaries and affiliates and all of their respective past, present and future direct or indirect owners, employees, officers, directors, agents, owners, shareholders, members, attorneys and insurers, and all of their successors and assigns.
(d)“Losses” means all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including all reasonable costs and expenses of attorneys, defense, appeal, investigation and settlement of any and all suits, actions or proceedings instituted or threatened), and plan disqualifications, sanctions or compliance fees, or fiduciary breach sanctions and penalties assessed, including, but not limited to, by the Internal Revenue Service, the Department of Labor or U.S. Citizenship and Immigration Services.
ARTICLE 2 SECONDMENT
2.01    Secondment Arrangement. The Employer shall make the Seconded Employee available to the Company to perform job duties as directed by the Company, subject to applicable law (the “Secondment Services”) effective October 1, 2025 for one year (and for an extended period if mutually agreed in writing at least 30 days before its expiration) (the “Secondment Period”); provided, however, that the Secondment Period shall terminate and the Employer shall have no obligation to second the Employee to the Company in the event that:
(a)the employment of the Seconded Employee with the Employer terminates due to the Seconded Employee’s resignation, death or disability; provided that the Employer shall promptly notify the Company of such termination of employment;
(b)following written notice to the Company, the Employer terminates the employment of the Seconded Employee for Cause;
(c)following written notice to the Employer, the Company terminates the Secondment Services for Cause;

(d)with the prior written approval of the Company (email being sufficient), the Employer terminates the employment of the Employee without Cause;

(e)the Employer or the Company breaches this Agreement; provided that the Party claiming a breach provides the other Party with written notice of such breach and gives the applicable Party thirty (30) days to cure such breach; or
(f)upon the mutual written agreement of the Parties.
Whether the Secondment Period is terminated by the Company or mutual agreement, the Company will remain liable for the payment of Fees it is obligated to pay under this Agreement that accrue in the period prior to termination even though such Fees may not become due until after termination of the Secondment Period.
2.02     Compensation/Payroll/Benefits. Subject to the Company’s obligation to make payment to the Employer pursuant to Article 3, the Employer shall be responsible for (A) paying the Seconded Employee all salaries, bonuses, dividends, fees, distributions, and other compensation earned, vested, due, accrued for payment, or payable for work performed during the Secondment Period (collectively, the “Compensation”), (B) deducting all employment and other taxes, withholdings and other legally required deductions related to the Compensation, (C) paying all taxes on or with respect to the Compensation as may be required of an employer, (D) maintaining, contributing to or paying (as applicable) unemployment insurance, unemployment compensation, workers’ compensation, disability, retirement contributions, insurance premiums, disbursements, reimbursements, and any other applicable contributions or amounts due or payable to any employee benefit plan maintained, contributed to or sponsored by the Employer (“Employee Benefit Plan”) with respect to the Seconded Employee during the Secondment Period, and (E) any reporting, disclosure or withholding obligations in connection therewith.
2.03    Seconded Employee.
(a)The Parties acknowledge and agree that the Seconded Employee shall be an employee of the Employer for the duration of the Secondment Period and nothing in this Agreement will change the employment status of the Seconded Employee. The Company shall accept full and exclusive responsibility for the Seconded Employee’s actions in connection with the Secondment Services. Except as specified in this Agreement, all terms and conditions of employment applicable to the Seconded Employee shall be governed by both the Employer’s and the Company’s personnel policies and practices as in effect from time to time; provided, however, that there shall be no duplication of any benefits or entitlements provided for by the personnel policies or practices of the Employer. Except as required pursuant to applicable law, during the Secondment Period (i) the Seconded Employee shall not be deemed for any purpose to be an employee or independent contractor of the Company, except for employment tax purposes, and (ii) the Seconded Employee shall not be entitled to participate in or receive any benefit or right as an employee or independent contractor or participant or beneficiary under any of the Company’s Employee Benefit Plans as a result of or in connection with the provision of the Secondment Services.

2.04    Place of Performance. All work and services shall be performed by the Seconded Employee at the offices of Company (or its affiliates) or remotely.
2.05    Legal Compliance. Each Party agrees that, during the Secondment Period, it will comply in all material respects with all applicable laws with respect to the Seconded Employee and maintain such policies and procedures as are necessary to ensure such compliance. The Employer shall be responsible for compliance with all rules and regulations governing the reporting and payment of all taxes on payroll wages paid under this Agreement.
2.06    Confidentiality.
(a)The Employer acknowledges and agrees that the Company has invested, and will continue to invest, substantial time, money, and specialized knowledge into maintaining and developing Confidential Information and that disclosure or use of Confidential Information in violation of this Agreement would irreparably harm the Company. Except for disclosures permitted by Section 2.06(b), the Employer shall use commercially reasonable efforts to direct the Seconded Employee not to disclose or use, during the Secondment Period, any Confidential Information except to the extent that the Seconded Employee is required to disclose or use such Confidential Information in the performance of the Secondment Services.
(b)The confidentiality obligations of this Section 2.06 shall not apply to the extent that Confidential Information is required to be disclosed by court order or subpoena; provided that the Employer first notifies the Company in writing and reasonably cooperates with the Company to protect against or limit the scope of such disclosure. Notwithstanding the foregoing, to the fullest extent permitted by law, the Employer shall continue to protect as confidential and proprietary all Confidential Information disclosed in response to such court order or subpoena.
2.07    Assignment of Proprietary Rights. For purposes of this Agreement, any inventions, discoveries, processes, technology, techniques, methods, ideas, concepts, research, proposals, materials, designs, and all other work product and intellectual property of any nature, and all rights and claims related to any of the foregoing (“Inventions”), developed, created, prepared, produced, authored, edited, amended, conceived, or reduced to practice in the course of the provision of services by the Seconded Employee for or on behalf of the Company, solely or jointly with others, during the Secondment Period, which would belong to the Employer under applicable law or in accordance with the terms of any employment or other agreement made between Employer and the Seconded Employee or otherwise, is referred to herein as the “Seconded Employee Intellectual Property.” All right, title, and interest in and to all Seconded Employee Intellectual Property as well as any intellectual property rights therein and all improvements thereto shall be the sole and exclusive property of the Company. To the extent that any such Seconded Employee Intellectual Property is not deemed to be a “work made for hire” under applicable law and/or all right, title and interest in and to such Seconded Employee Intellectual Property does not automatically vest in the Company, the Employer hereby (i) irrevocably assigns to the Company, and its successors and assigns, for no additional consideration, all of its rights, title and interest in the Seconded Employee Intellectual Property and all intellectual property rights therein, including, without limitation, the right to sue, counterclaim, and recover for past, present, and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world, and (ii) waives any moral rights in such Seconded Employee Intellectual Property and any intellectual property rights therein to the fullest extent permitted under applicable law. The Employer shall provide whatever assistance, support or help, and/or execute whatever other documentation as is necessary to enable the Company to obtain, secure, perfect, and transfer to the Company the Seconded Employee Intellectual Property and all intellectual property rights therein in any jurisdiction throughout the world, and defend, protect, enforce, and maintain the same. To the extent that the Employer does not execute or deliver any such document or other instrument for any reason, the Employer hereby irrevocably appoints the Company as its agent and attorney-in-fact, to act on the Employer’s behalf in all applicable instances, including, without limitation, in any government authorities or agencies. Such appointment shall be deemed to be coupled with an interest and non-terminable.
ARTICLE 3
FEE AND PAYMENT

3.01    Fee. During the Secondment Period, the Company shall pay the Employer an annual service fee of $1,300,000, payable in quarterly installments retroactive to October 1, 2025 (collectively, “Fee”), which is inclusive of any taxes or duties which are levied or charged by any revenue authority excluding any value added tax (“VAT”).
3.02    Payment and Invoice. The Employer shall provide the Company with an invoice within thirty (30) days following the end of each calendar quarter during the Secondment Period setting forth the Fee for such quarter. The Employer shall promptly provide the Company such additional information regarding the Fee as the Company may reasonably request. The Company shall make the payments required under this Section 3.02 within thirty (30) days of receipt of such invoice (such date, the “Due Date”). If the Company fails to pay the full amount of any invoice within thirty (30) days after the applicable Due Date, such failure shall be considered a material breach of this Agreement.
3.03    Business Travel. If the Seconded Employee needs to travel on business for the Company during the Secondment Period, the Company must arrange and directly pay for any and all travel expenses in accordance with the Company’s Travel and Entertainment Policy (as may be amended from time to time), and any other applicable Company policies then in effect. The Company shall not be obligated to reimburse or directly pay for any travel or entertainment expenses that are not compliant with such policy, unless otherwise expressly approved in writing by the Company.
ARTICLE 4 INDEMNIFICATION
4.01    Indemnification by Company. The Company agrees to indemnify the Employer and any Indemnitee of the Employer and to defend and hold each of them harmless from and against, and pay them for, any and all Losses incurred by any of them, including as a result of any claim asserted by the Seconded Employee, arising out of, in connection with or relating to (a) the Secondment Services, or otherwise with respect to the

Seconded Employee occurring on or after the date of this Agreement; provided that such third-party claim does not arise out of, in connection with or relating to the Employer’s material breach of this Agreement; (b) the Company’s fraud, negligence, misconduct or breach of this Agreement; or (c) a theory of joint employment, co-employment or similar legal theory.

4.02    Indemnification by Employer. The Employer agrees to indemnify the Company and any Indemnitee of the Company and to defend and hold each of them harmless from and against, and pay them for, any and all Losses incurred by any of them arising out of, in connection with or relating to the Employer’s material breach of this Agreement except to the extent arising out of, in connection with or relating to (a) the Company’s fraud, negligence or misconduct in connection with, or breach of, this Agreement, or (b) a theory of joint employment, co-employment or similar legal theory. The Employer shall not be liable to Company with respect to the Seconded Employee except by reason of acts of the Employer constituting material breach. In the event that the Company institutes any action, makes any claim or demand, or otherwise seeks any damages from the Employer for any injuries arising out of any and all acts or omissions of the Seconded Employee in connection with the performance of services rendered for the Company, the Employer shall be entitled to any and all legal fees and expenses incurred in defending such claim and obtaining its dismissal.
4.03    Indemnification Procedures.
(a)A Party that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the Party liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined has given or would reasonably be expected to give rise to such right of indemnification (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand, the provisions of this Agreement pursuant to which indemnification may be sought and an estimate of the Indemnified Party’s Losses (to the extent then known); provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article 4 except to the extent the Indemnifying Party is actually and materially prejudiced by such failure.
With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party and to defend against, negotiate, settle or otherwise deal with any Third Party Claim, or otherwise assume the defense of any Third Party Claim, which relates to any Losses alleged to be indemnifiable by it hereunder. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim, or otherwise assume the defense of any Third Party Claim, which relates to any Losses alleged to be indemnifiable by it hereunder, it shall within twenty (20) days of the Indemnified Party’s written notice of the assertion of such Third Party Claim pursuant to Section 4.03(a), notify the Indemnified Party of its intent to do so; provided that the Indemnifying Party must conduct its defense of the Third Party Claim reasonably diligently thereafter, including in order to preserve its rights in this regard. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim, or otherwise assume the defense of any Third Party Claim, which relates to any Losses alleged to be indemnifiable by it hereunder or fails to notify the Indemnified Party of its election as herein provided (or fails to conduct its defense of the Third Party Claim reasonably diligently), the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim with counsel of its own choosing (at the Indemnifying Party’s expense; provided that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel)) and the Indemnifying Party shall have the right to participate, at its own expense, in any such defense with separate counsel. If the Indemnifying Party shall assume the defense of any Third Party Claim, the Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim; provided that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third Party Claim. Each Party agrees to provide reasonable access to the other Party to such documents and information as may reasonably be requested in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 4.03 to the contrary, no Indemnified Party shall, without the prior written consent of the Indemnifying Party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment with respect to any Third Party Claim. If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall not consent to a settlement or compromise of, or the entry of Judgment arising from, any Third Party Claim without the consent of any Indemnified Party unless (A) the sole relief provided is monetary damages and the Indemnifying Party pays all amounts arising out of such settlement, compromise or Judgment that are due at the effectiveness of such settlement, compromise or Judgment concurrently therewith, (B) there is no finding or admission of any violation of law or any violation of the rights of any person or entity, and (C) the Indemnified Party is granted a complete and unconditional release from all liability with respect to such claim.
ARTICLE 5
MISCELLANEOUS

5.01    Notices. All notices that are required or permitted to be given to the parties hereto under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by email, or by a nationally recognized overnight courier to the receiving party at the following address (or at other address for a party as shall be specified in a notice given in accordance with this Section 5.01).
If to the Employer:
JAB Partners UK Ltd.
20 Eastbourne Terrace
London W2 6LG
Attn: Lauren Aguiar

Email: [XX]

If to the Company:
Coty Management BV Buitenveldertselaan 5
1082 VA Amsterdam
Netherlands Attn: Kristin Blazewicz Email:[XX]
Notice shall be deemed given on (i) the date such notice is personally delivered, (ii) one (1) business day after the date of delivery to the overnight courier if sent for next business day delivery by overnight courier, or (iii) on the date of delivery if sent by email prior to 5 p.m. Eastern Time on a business day and otherwise on the next succeeding business day after transmission by email.
5.02    Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Parties and any such amendment or waiver will be binding on all Parties.
5.03    Complete Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.
5.04    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party.
5.05    Remedies. No failure to exercise, nor any delay in exercising, on the part of either Party, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.
5.06    Counterparts. This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts. Each counterpart shall constitute an original of this Agreement, but together the counterparts shall constitute one document. Transmission of an executed signature page of a counterpart of this Agreement by email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this Agreement.
5.07    No Third Party Beneficiaries. Except for the indemnification rights described in Article 4, this Agreement shall not confer any rights or remedies upon any party other than the Parties and their respective successors and permitted assigns.
5.08    Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Employer and the

Company and their respective successors and assigns; provided that no Party shall assign any of its rights or obligations under this Agreement without the written consent of the other Party (such consent not to be unreasonably withheld or delayed).
5.09    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any applicable principles of conflict of law that would compel the application of the laws of another jurisdiction.
5.10    Arbitration. The Employer and the Company mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims between the Employee, including, without limitation, any dispute, controversy or claim between the Parties related in any way to the Seconded Employee’s performance of the Secondment Services, and (ii) any claim arising out of or relating to this Agreement or the breach thereof (collectively, “Disputes”); provided, however, that nothing herein shall require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement. All Disputes shall be resolved exclusively by arbitration administered by the Judicial Arbitration and Mediation Services (“JAMS”) under the JAMS Comprehensive Arbitration Rules & Procedures, including the Comprehensive Arbitration Rules & Procedures on Emergency Relief, then in effect, available at www.jamsadr.com (the “JAMS Rules”).
Any arbitration proceeding brought under this letter shall be conducted in New York, NY, or another mutually agreed upon location before one arbitrator selected in accordance with the JAMS Rules. Each party to any Dispute shall pay its own fees and expenses, including attorneys’ fees; provided that, the arbitrator shall award the prevailing party reasonable costs and attorneys’ fees incurred but shall not be able to award any special or punitive damages. The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law.
Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed from in any court of competent jurisdiction. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.
The Employer and the Company agree that all proceedings in any arbitration shall be conducted under seal and kept strictly confidential. In that regard, no party shall use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as may be required by any legal process, as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award or as may be permitted by the arbitrator for the preparation and conduct of the arbitration proceedings. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.

By entering into this letter agreement, the Employer and the Company are waiving all rights to have any Dispute heard or decided by a jury or in a court trial and the right to pursue any class or representative claims against each other in court, arbitration, or any other proceeding.
5.11    Survival of Obligations. Except as may be expressly provided in this Agreement, termination of this Agreement or the expiration of the Secondment Period for any reason shall not relieve either Party of any obligation accruing or arising hereunder prior to such termination.
5.12    Relationship of Parties. The relationship of the Company to the Employer in connection with providing the services of the Seconded Employee hereunder shall at all times and for all purposes be one of independent contractor, and nothing contained herein creates the relationship of an employer and employee as between the Company and the Seconded Employee. Nothing herein contained shall create or be deemed to create any relationship of principal and agent, joint venture, partnership, association, syndicate, employer and employee, joint-employer, co-employer, or any similar relationship between the Employer on the one hand and the Company on the other hand, or be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of another Party except as otherwise expressly provided herein.
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IN WITNESS WHEREOF, Employer and Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

JAB Partners UK Ltd.

By:     /s/ Patricia Capel     Patricia Capel

JAB Partners UK Ltd.

By:     /s/ Sebastiaan Wolvers     Sebastiaan Wolvers

Coty Management BV

By:     /s/ Jerome Auvinet     Jerome Auvinet